Exhibit 99.1

Press Release | For Distribution
Dr. Taher Elgamal Joins Zix Corporation’s Board of Directors
DALLAS — July 26, 2011 — Zix Corporation (ZixCorp), (Nasdaq: ZIXI), the leader in email encryption services, announced today the election of Taher Elgamal, Ph.D. to the Company’s board of directors. Dr. Elgamal joins the board with abundant experience as an internationally respected information security leader and cryptography expert.
Dr. Elgamal is a recipient of the RSA Conference 2009 Lifetime Achievement Award, and he is recognized as the “father of SSL,” the Internet security standard Secure Sockets Layer. Dr. Elgamal also invented several industry and government standards in data security and digital signatures, including the Digital Signature Standard (DSS).
“Dr. Elgamal is a brilliant inventor and leader, who has dramatically improved the field of data security,” said Rick Spurr, Chairman and Chief Executive Officer of ZixCorp. “We look forward to leveraging Dr. Elgamal’s wealth of experience and knowledge as ZixCorp strives to enhance its industry-leading email encryption and expand its market reach.”
Currently, Dr. Elgamal serves as Founder of IdentityMind, Inc. and as CSO for Axway, Inc. He has also held several executive roles at technology and security companies, including CTO of Tumbleweed Communications from 2006 to 2008, CTO of Securify, Inc. from 2001 to 2004, CEO and president of Securify, Inc. from 1998 to 2001 and chief scientist of Netscape Communications from 1995 to 1998. In addition, Dr. Elgamal has served on the boards of five public companies and several private companies.
Dr. Elgamal was issued several patents in online security, payments and data compression. He received a bachelor’s degree in electrical engineering from Cairo University, a master’s degree in electrical engineering from Stanford University and a doctorate in electrical engineering from Stanford University.
About Zix Corporation
Zix Corporation (ZixCorp) provides the only email encryption services designed with your most important relationships in mind. The most influential companies and government organizations use the proven ZixCorp® Email Encryption Services, including WellPoint, Humana, the SEC and more than 1,200 hospitals and 1,500 financial institutions. ZixCorp Email Encryption Services are powered by ZixDirectory®, the largest email encryption community in the world. The tens of millions of ZixDirectory
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

members can feel secure knowing their most important relationships are protected. For more information, visit www.zixcorp.com.
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ZixCorp Contacts:
Investor Relations: Charles Messman (323) 468-2300, zixi@mkr-group.com
Public Relations: Taylor Stansbury Johnson (214) 370-2134, tstansbury@zixcorp.com
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

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